                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                 MARK VII, INC.
                                       AT
                              $23.00 NET PER SHARE
                                       BY
                          MSAS ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                           MSAS GLOBAL LOGISTICS INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                OCEAN GROUP PLC

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES OF THE COMMON STOCK OF MARK VII, INC., A DELAWARE CORPORATION (THE "COMPANY"), WHICH, TOGETHER WITH ANY SHARES OWNED BY MSAS GLOBAL LOGISTICS INC. ("PARENT") OR MSAS ACQUISITION CORPORATION ("PURCHASER"), CONSTITUTE AT LEAST A MAJORITY OF SHARES ISSUED AND OUTSTANDING ON A FULLY-DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION") AND (2) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER, PARENT AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING RECEIPT BY PURCHASER, PARENT AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.
                           --------------------------

                                   IMPORTANT

    Any stockholder of the Company desiring to tender all or any portion of his or her Shares (as defined herein) should either (1) complete and sign the enclosed Letter of Transmittal, or a facsimile thereof, in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Offer to Purchase) mail or deliver it, or send a facsimile thereof, and any other required documents to the Depositary (as defined herein) and either deliver the certificates evidencing such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 of this Offer to Purchase or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares.

    A stockholder of the Company who desires to tender Shares and whose certificates evidencing Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 2 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                           --------------------------

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

July 29, 1999

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     -----

INTRODUCTION....................................................................................................           1

THE TENDER OFFER................................................................................................           4

       1.  Terms of the Offer; Expiration Date..................................................................           4

       2.  Procedure for Accepting the Offer and Tendering Shares...............................................           5

       3.  Withdrawal Rights....................................................................................           8

       4.  Acceptance for Payment and Payment for Shares........................................................           9

       5.  Certain Federal Income Tax Consequences..............................................................          10

       6.  Price Range of the Shares............................................................................          11

       7.  Certain Information Concerning the Company...........................................................          11

       8.  Certain Information Concerning Ocean Group, Parent and Purchaser.....................................          14

       9.  Source and Amount of Funds...........................................................................          17

      10.  Certain Transactions Between Ocean Group and the Company.............................................          18

      11.  Contacts with the Company; Background of the Offer and the Merger....................................          18

      12.  Purpose of the Offer; The Merger Agreement...........................................................          20

      13.  The Merger Agreement; Appraisal Rights in the Merger; Voting Agreements..............................          21

      14.  Interests of Certain Persons in the Merger...........................................................          33

      15.  Going Private Transactions...........................................................................          34

      16.  Dividends and Distributions..........................................................................          34

      17.  Effects of the Offer on the Market for Shares; Nasdaq National Market; Exchange Act Registration.....          35

      18.  Certain Conditions of the Offer......................................................................          36

      19.  Certain Legal Matters; Regulatory Approvals..........................................................          37

      20.  Fees and Expenses....................................................................................          39

      21.  Miscellaneous........................................................................................          40

SCHEDULE I.............................................................................        I-1

To the Holders of Common Stock of Mark VII, Inc.:

                                  INTRODUCTION

    MSAS Acquisition Corporation, a Delaware corporation ("Purchaser") and a newly formed wholly owned subsidiary of MSAS Global Logistics Inc., a New York corporation ("Parent"), which is an indirect wholly owned subsidiary of Ocean Group plc, a public limited company organized under the laws of England and Wales ("Ocean Group"), hereby offers to purchase all of the issued and outstanding shares of common stock, $0.05 par value per share (collectively, the "Shares"), of Mark VII, Inc., a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), at a purchase price of $23.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon. NO DISSENTERS' OR APPRAISAL RIGHTS ARE AVAILABLE TO THE COMPANY'S STOCKHOLDERS IN CONNECTION WITH THE OFFER.

    The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of July 27, 1999 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. Among other things, the Merger Agreement provides for the making of the Offer and that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent (the "Surviving Corporation"). At the effective time of the Merger, each outstanding Share (except for Shares held in the treasury of the Company or owned by Parent or Purchaser, or by any subsidiary of the Company or Parent, and except for Shares, if any, held by the Company's stockholders who have properly exercised appraisal rights under Delaware law, (the "Excluded Shares")), will be converted into the right to receive the Offer Price, net to the holder in cash, without interest. APPRAISAL RIGHTS ARE AVAILABLE TO THE COMPANY'S STOCKHOLDERS IN CONNECTION WITH THE MERGER AS DESCRIBED IN "THE TENDER OFFER--13. THE MERGER AGREEMENT; APPRAISAL RIGHTS IN THE MERGER; STOCK OPTION AGREEMENT; VOTING AGREEMENTS."

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND HAS RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY PARENT OR PURCHASER, CONSTITUTE AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS ON THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION") AND (2) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER, PARENT AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING RECEIPT BY PURCHASER, PARENT AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS. SEE "THE TENDER OFFER--18. CERTAIN CONDITIONS OF THE OFFER."

    THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS EXTENDED.

    Consummation of the Merger is subject to receipt of certain regulatory approvals and satisfaction of a number of other conditions, including approval by the stockholders of the Company if such approval is required by applicable law. See "THE TENDER OFFER--19. Certain Legal Matters; Regulatory Approvals." If Purchaser acquires a majority of the outstanding Shares, it will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder of the Company. If Purchaser acquires at least 90% of the outstanding Shares, Purchaser intends to approve and consummate the Merger without any action by, or any further prior notice to, the other stockholders of the Company pursuant to Section 253 of the Delaware General Corporation Law (the "DGCL").

    Parent and Purchaser have entered into a separate Tender and Voting Agreement and Irrevocable Proxy (each a "Voting Agreement" and, collectively, the "Voting Agreements") with each of the following six directors of the Company (the "Proxy Grantors") who own in the aggregate 751,272 outstanding Shares, representing approximately 8.4% of the issued and outstanding Shares: (a) R.C. Matney, Chairman of the Board and Chief Executive Officer of the Company, beneficially owns 701,380 outstanding Shares, (b) David H. Wedaman, a director and Executive Vice President and Chief Operating Officer of the Company, beneficially owns 2,742 outstanding Shares, (c) James T. Graves, a director and General Counsel of the Company, beneficially owns 10,600 outstanding Shares, (d) William E. Greenwood, a director of the Company, beneficially owns 9,800 outstanding Shares, (e) Thomas J. Fitzgerald, a director of the Company, beneficially owns 13,650 outstanding Shares, and (f) Dr. Jay U. Sterling, a director of the Company, beneficially owns 13,100 outstanding Shares. Pursuant to the Voting Agreements, upon the terms and subject to the conditions therein, each Proxy Grantor has agreed, provided the Merger Agreement has not been terminated, to promptly tender to Purchaser all Shares beneficially owned by such Proxy Grantor, has agreed to vote such Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby and has granted an irrevocable proxy to Purchaser with respect to such Shares.

    Each holder (other than holders of Excluded Shares) of a certificate evidencing any Shares will, from and after the effective time of the Merger, cease to have any rights with respect to such Shares, except the right to receive the Offer Price. From and after the consummation of the Merger, each Excluded Share will be canceled and extinguished and cease to exist without any conversion thereof, and no payment will be made with respect thereto.

    DEUTSCHE BANK SECURITIES INC. ("DEUTSCHE BANK"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED A WRITTEN OPINION TO THE BOARD, DATED JULY 26, 1999 (THE "DEUTSCHE BANK OPINION"), TO THE EFFECT THAT, AS OF THAT DATE, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMPANY COMMON STOCK PURSUANT TO THE MERGER AGREEMENT WAS FAIR FROM A FINANCIAL POINT OF VIEW. THE FULL TEXT OF THE DEUTSCHE BANK OPINION IS ATTACHED TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF DEUTSCHE BANK.

    The Company has informed Purchaser that as of July 21, 1999 there were 8,995,515 Shares issued and outstanding and outstanding options to purchase 1,499,557 additional Shares. The Minimum Condition should therefore be satisfied if at least approximately 5,247,536 Shares are validly tendered and not withdrawn prior to the Expiration Date (up to 751,272 Shares will be tendered to Purchaser pursuant to the Voting Agreements).

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

    Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "THE TENDER OFFER--5. Certain Federal Income Tax Consequences." Purchaser will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as Dealer Manager (in such capacity, the "Dealer Manager"), BankBoston, N.A., as Depositary (in such capacity, the "Depositary"), and Georgeson Shareholders Communications Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE TENDER OFFER--20. Fees and Expenses."

    The information contained in this Offer to Purchase concerning the Company was supplied by the Company. None of Ocean Group, Parent, Purchaser, the Dealer Manager, the Depositary or the Information Agent takes any responsibility for the completeness or accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Ocean Group, Parent and Purchaser was supplied by Ocean Group, Parent and Purchaser. The Company takes no responsibility for the completeness or accuracy of such information.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE TENDER OFFER--21. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER.

    References herein to Ocean Group will, unless the context indicates otherwise, include Ocean Group and all of its subsidiaries, including Parent and Purchaser.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the Merger Agreement, Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with the terms set forth in this Offer to Purchase under the caption "3. Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, August 26, 1999, unless and until Purchaser, subject to restrictions contained in the Merger Agreement, has extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Purchaser, will expire.

    Purchaser expressly reserves the right to waive any conditions of the Offer (except as otherwise provided in the Merger Agreement), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer, (iv) add additional conditions to the Offer, (v) amend the conditions to the Offer set forth in Annex A to the Merger Agreement to broaden their scope,
(vi) extend the Offer except as permitted by the terms of the Merger Agreement,
(vii) amend the Minimum Condition, or (viii) make other changes to the Offer that are adverse to the holders of Shares.

    Purchaser may, without the consent of the Company's Board of Directors (the "Company Board"), (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer and (ii) extend the Offer on one occasion for an aggregate period of not more than 20 business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) of this sentence if, on such Expiration Date, the Minimum Condition has been satisfied and there have not been tendered at least 90% of the outstanding Shares. In addition, if by the time of any scheduled Expiration Date any one or more of the conditions to the Offer set forth on Annex A to the Merger Agreement are not satisfied, then, provided, that such conditions are reasonably capable of being satisfied on or prior to October 7, 1999, Purchaser will extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied. In no event, however, will Purchaser be required to extend the Offer beyond October 7, 1999. As used in this Offer to Purchase, "business day" means any day, other than a day on which the Nasdaq National Market is closed.

    Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer, to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares or (iii) waive any condition, by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to any such extension and will remain tendered, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. The ability of Purchaser to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tenderer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If Parent or Purchaser waives any of the conditions set forth in this Offer to Purchase under the caption "18. Certain Conditions of the Offer," the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to Company stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning such waiver.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition to the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Such rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and for investor response.

    Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-l(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to them in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    The Company has provided Purchaser with the Company stockholder list, a nonobjecting beneficial owners list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES

    VALID TENDER OF SHARES

    For a stockholder to validly tender Shares pursuant to the Offer either: (a)
(i) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and (ii) either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such tendered Shares must be delivered pursuant to the procedure for book-entry transfer described below (and a Book-Entry Confirmation (as defined herein) received by the Depositary), in each case prior to the Expiration Date; or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    BOOK-ENTRY TRANSFERS

    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the book-entry transfer system to transfer such

Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES

    No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered, not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY

    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the

Expiration Date, such Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

        (a) such tender is made by or through an Eligible Institution;

        (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

        (c) the Share Certificates evidencing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of such Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which securities are traded on the Nasdaq National Market.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding anything else described in this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or, in the case of book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares to any tendering stockholders, regardless of any extension of the Offer or any delay in making such payment.

    DETERMINATION OF VALIDITY

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or which the acceptance for payment of or payment for may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. None of Purchaser, Parent, Ocean Group, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS

    By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the Expiration
Date), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such attorneys-in-fact and proxies shall be considered coupled with an interest in the tendered Shares. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of Purchaser will, with respect to such Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described herein will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    BACKUP FEDERAL INCOME TAX WITHHOLDING

    To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a stockholder tendering Shares in the offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certification described herein, under U.S. federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such stockholder pursuant to the Offer. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

    Tendered Shares may be withdrawn at any time prior to the Expiration Date only by following the procedures described below.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer described in Section 2 above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. None of Purchaser, Parent, Ocean Group, the Dealer Manager, the Depositary, the Information Agent, or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

    Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 above at any time on or prior to the Expiration Date.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer, as so extended or amended), promptly after the Expiration Date Purchaser will accept for payment, and will pay for, any and all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with Section 3 above. Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law or government regulation.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of Purchaser's acceptance for payment of Shares. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or on its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary, the Information Agent and the Dealer Manager.

    If Purchaser is delayed in its acceptance for payment of, or payment for, tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-l(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under Section 3 above.

    If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any other reason, Share Certificates evidencing any such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the

Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2 above, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The summary of U.S. federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, tax exempt organizations, persons who acquired their Shares as part of a straddle, hedge or other integrated instrument, and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer (or the Merger, including pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the stockholder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer. The maximum federal income tax rate applicable to non-corporate taxpayers on long-term capital gain is 20%, and the use of capital losses to offset other income is subject to limitations.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). See "2. Procedure for Accepting the Offer and Tendering Shares."

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return on a timely basis.

6.  PRICE RANGE OF THE SHARES

    The Shares are traded on the Nasdaq National Market under the symbol "MVII." The following table sets forth, for the periods indicated, the high and low sales prices of the Shares as reported on the Nasdaq National Market:

                                                                                   TRADING
                                                                             --------------------
                                                                               HIGH        LOW
                                                                             ---------  ---------
Fiscal Year Ended January 3, 1998:
  First Quarter............................................................        $161/4       $1313/16
  Second Quarter...........................................................        $167/8       $137/8
  Third Quarter............................................................        $163/4       $145/8
  Fourth Quarter...........................................................        $19        $131/2

Fiscal Year Ended January 2, 1999:
  First Quarter............................................................        $19        $143/4
  Second Quarter...........................................................        $19        $17
  Third Quarter............................................................        $181/4       $141/16
  Fourth Quarter...........................................................        $185/8       $137/8

Fiscal Year Ended January 1, 2000:
  First Quarter............................................................        $187/8       $111/2
  Second Quarter...........................................................        $171/2       $111/4
  Third Quarter (through July 28, 1999)....................................        $227/8       $163/8

    On July 21, 1999, the last day of trading on which any Shares were traded prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported sale price of the Shares on the Nasdaq National Market was $17 5/8 per Share. On July 28, 1999, the last full day of trading prior to the commencement of the Offer, according to published sources, the last reported sale price of the Shares on the Nasdaq National Market was $22 11/16 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

    GENERAL

    The Company is a Delaware corporation with its principal offices located at 965 Ridge Lake Boulevard, Suite 100, Memphis, Tennessee 38120.

    The Company is a holding company, the principal asset of which is its transportation services subsidiary. The Company is a service organization that acts as a provider of transportation and logistics services. The Company provides for transportation services by arranging for domestic and international transportation by truck, rail, ship and air. The Company also provides logistical management services by providing customers with value-added elements of the distribution chain such as private fleet management, warehousing and regional and local distribution.

    AVAILABLE INFORMATION

    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration, stock options granted to them and Shares held by them), the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street. N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. In addition, such material should also be available for inspection at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    SUMMARY FINANCIAL INFORMATION

    Set forth below is certain selected consolidated financial information with respect to the Company and its consolidated subsidiaries contained in the Company's 1998 Annual Report on Form 10-K (the "Company 1998 Annual Report") and the Company's Quarterly Reports on Form 10-Q for the quarters ended April 3, 1999 (the "Company First Quarter 1999 10-Q") and April 4, 1998 (the "Company First Quarter 1998 10-Q"). More comprehensive financial information is included in the Company 1998 Annual Report, the Company First Quarter 1999 10-Q and the Company First Quarter 1998 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1998 Annual Report, the Company First Quarter 1999 10-Q and the Company First Quarter 1998 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1998 Annual Report, the Company First Quarter 1999 10-Q and the Company First Quarter 1998 10-Q are available for inspection as described above under "Available Information."

                          THE COMPANY AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED                     YEAR ENDED
                                                   --------------------------  ----------------------------------------
                                                     APRIL 3,      APRIL 4,     JANUARY 2,    JANUARY 3,   DECEMBER 28,
                                                       1999          1998          1999          1998          1996
                                                   ------------  ------------  ------------  ------------  ------------
                                                          (UNAUDITED)
Statement of Income Data:
  Operating Revenues.............................  $    183,784  $    171,800  $    724,948  $    667,374   $  563,913
  Transportation Costs...........................       162,334       151,242       636,745       582,843      489,292
                                                   ------------  ------------  ------------  ------------  ------------
  Net Revenues...................................        21,450        20,558        88,203        84,531       74,621
  Operating Expenses
    Salaries and related costs...................         5,099         4,468        18,118        17,894       16,501
    Selling, general and administrative
      expenses...................................        12,925        13,340        53,496        54,279       47,915
    Total operating expenses.....................        18,024        17,808        71,614        72,173       64,416
  Operating Income...............................         3,426         2,750        16,589        12,358       10,205
  Interest and Other (Income)/Expense, Net.......          (385)          (55)          372          (359)         253
                                                   ------------  ------------  ------------  ------------  ------------
  Income Before Provision for Income Taxes.......         3,811         2,805        16,217        12,717        9,952
  Provision for Income Taxes.....................         1,543         1,178         6,649         5,341        4,180
                                                   ------------  ------------  ------------  ------------  ------------
    Net Income...................................  $      2,268  $      1,627  $      9,568  $      7,376   $    5,772

Net Income per Common Share:.....................  $       0.25  $       0.18  $       1.07  $       0.80   $     0.63

Net Income per Common Share,
  Assuming Dilution:.............................  $       0.24  $       0.17  $       1.01  $       0.76   $     0.60

Average Common Shares and
  Equivalents Outstanding:
  Basic..........................................         8,955         8,939         8,930         9,185        9,211
  Diluted........................................         9,411         9,467         9,449         9,699        9,616

Balance Sheet Data:
  Working Capital................................        28,571        18,480        25,381        17,860       20,030
  Total Assets...................................       117,513        98,840       123,068       108,010       93,597
  Long-Term Obligations..........................           651           876           712           945          601
  Shareholders' Investment.......................        43,577        33,778        41,243        32,122       30,038

    Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information. Although Ocean Group, Parent and Purchaser have no knowledge that any of such information is untrue, none of Ocean Group, Parent, Purchaser, the Dealer Manager, the Depositary or the Information Agent takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

    CERTAIN COMPANY PROJECTIONS

    During the course of the discussions between Ocean Group and the Company, the Company provided Ocean Group with certain business and financial information that was not publicly available. Such information included the Company's financial projections relating to the Company's 1999 and 2000 operating budgets prepared by management.

    The Company's projections which were furnished to Ocean Group anticipated gross revenues less transportation costs of approximately $94.8 million and $105.5 million for the fiscal years ended on or about December 31, 1999 and December 31, 2000, respectively. Net income was projected at approximately $11.4 million and $13.9 million for fiscal years ended on or about December 31, 1999 and December 31, 2000, respectively.

    According to the Company, the Company's projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because such projections were provided to Ocean Group. None of Parent, Purchaser or Ocean Group or any of their representatives assumes any responsibility for the accuracy of the Company's projections. While presented with numerical specificity, the Company's projections are based upon a variety of assumptions (not all of which were stated therein and not all of which were provided to Ocean Group) relating to the businesses of the Company which may not be realized and are subject to significant financial, market, economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately, many of which are beyond the control of the Company. There can be no assurance that the results in the projections will be realized, and actual results may vary materially from those shown. The inclusion of the Company's projections should not be regarded as a representation by Ocean Group, Parent, Purchaser or any of their respective affiliates or representatives or by the Company or any of its affiliates or representatives that the budgeted results will be achieved. The Company's projections should be read together with the financial statements of the Company referred to herein.

8.  CERTAIN INFORMATION CONCERNING OCEAN GROUP, PARENT AND PURCHASER

    GENERAL

    Ocean Group is a public limited company organized under the laws of England and Wales with its principal offices located at Ocean House, The Ring, Bracknell, Berkshire RG12 1AW, United Kingdom. Ocean Group and its subsidiaries operate primarly in the following three businesses: global logistics (MSAS Global Logistics), marine services (Cory Towage) and environmental services (Cory Environmental).

    MSAS Global Logistics offers customers a customized set of services from a broad range of supply chain capabilities, including: global transportation, regional distribution, inventory control, warehousing, value-added services (including product assembly, configuration, testing, repair and after-sales service) and information management. The global services network extends across more than 550 locations in 112 countries.

    Cory Towage is an international marine services supplier operating 60 tugs world-wide. Towage services include harbor and terminal work, fire-fighting and pollution control services, vessel escorting and coastal towage. Related marine services include workboats, pilotage, linehandling, SPM/navigational aid maintenance, newbuild supervision, training and cunsultancy. Currently, Cory Towage operates in the United Kingdom, where Ocean Group believes it is the second largest towage provider, as well as Ireland, Canada, South America and the Middle East.

    Ocean Group believes that Cory Environmental is one of the United Kingdom's leading environmental service companies. Its waste management activities include the operation of long-term contracts for the landfill disposal of waste for London, Gloucestershire, Essex and Kent together with landfill sites, waste transfer stations and a tug and barge fleet on the Thames river handling approximately 15% of London's municipal waste. Cory Environmental also provides refuse collection, street cleansing, recycling and ancillary services to eight local authorities.

    Parent is a New York corporation with its principal executive offices located at 4120 Point Eden Way, Suite 200, Hayward, California 94545. Parent is an indirect wholly owned subsidiary of Ocean Group. As described above, Parent and its subsidiaries operate mainly in the logistics segment of Ocean Group's business.

    Purchaser, a Delaware corporation, is a newly formed, wholly owned subsidiary of Parent which was organized to acquire the Company and has not conducted any unrelated activities since its organization. Purchaser's principal executive offices are located at c/o MSAS Global Logistics Inc., 4120 Point Eden Way, Suite 200, Hayward, California 94545.

    SUMMARY FINANCIAL INFORMATION

    Because the only consideration in the Offer and the Merger is cash and there is no financing condition, each of Ocean Group, Parent and Purchaser believes that the financial condition of Ocean Group and its subsidiaries is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. Notwithstanding the foregoing, set forth below is certain summary selected consolidated financial information with respect to Ocean Group. Ocean Group publishes its financial statements in pounds sterling (L). Such information is provided for supplemental information purposes only and is neither intended nor required to comply with the requirements of the Exchange Act. On July 28, 1999, The Wall Street Journal reported that, as of July 27, 1999, one pound sterling equalled approximately 1.59 U.S. dollars. The selected consolidated financial data of Ocean Group and its subsidiaries set forth below for the three calendar year periods ended December 31, 1998 have been derived from the audited financial statements of Ocean Group (the "Ocean Group Audited Statements"). The following summary is qualified in its entirety by reference to the Ocean Group Audited Statements and the related notes contained therein.

    The Ocean Group Audited Statements have been prepared in accordance with United Kingdom generally accepted accounting principles ("UK GAAP"), which practices are described in the notes to such statements. UK GAAP differs in significant respects from generally accepted accounting principles in the United States ("US GAAP"). The principal differences relevant to understanding the Ocean Group financial information are set forth below.

                          OCEAN GROUP AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
        (AMOUNTS IN MILLIONS OF POUNDS STERLING, EXCEPT PER SHARE DATA)

                                                                                       YEAR ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1998          1997          1996
                                                                        ------------  ------------  ------------
Summary of Earnings Data:
  Net revenues........................................................    L 1,326.7     L 1,164.2     L 1,141.5
  Operating income....................................................         65.2          61.6          66.3
  Net income..........................................................         56.5         246.7          44.0
  Basic Earnings per common share.....................................        0.361         1.573         0.282
  Diluted earnings per common share...................................        0.357         1.556         0.280
  Weighted average common shares outstanding..........................        156.5         156.8         156.0
  Weighted average common shares outstanding, assuming dilution.......        158.3         158.5         157.0

                                                                             AT            AT
                                                                        DECEMBER 31,  DECEMBER 31,
                                                                            1998          1997
                                                                        ------------  ------------
Balance Sheet Data:
  Total assets........................................................      L 833.7       L 860.3
  Total current liabilities...........................................        390.1         376.8
  Total liabilities...................................................        473.3         439.2
  Total stockholders' equity..........................................        356.7         418.7

------------------------

    CERTAIN DIFFERENCES BETWEEN UK GAAP AND US GAAP

    Although UK GAAP differs in certain significant respects from US GAAP, Ocean Group believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not affect the ability of Purchaser to obtain sufficient funds to pay for the Shares to be acquired pursuant to the Offer. While the following is not a comprehensive summary of all the differences between UK GAAP and US GAAP, other differences are unlikely to have a significant effect on the consolidated income or shareholder's funds of Purchaser.

    GOODWILL AND US PURCHASE ACCOUNTING. Under US GAAP and UK GAAP, purchase consideration in respect of subsidiaries acquired is allocated on the basis of appraised values to the various net assets of the subsidiaries at the dates of acquisition and any net balance is treated as goodwill. US GAAP requires goodwill to be recognized as an asset and amortized over its estimated useful life not to exceed 40 years. Under UK GAAP, prior to December 31, 1997, goodwill is written off directly against reserves. Since January 1, 1998, goodwill is capitalized and written off over periods generally less than 20 years.

    ORDINARY DIVIDENDS. Under UK GAAP, final ordinary dividends are provided for in the fiscal year in respect of which they are recommended by the board of directors for approval by the shareholders. Under US GAAP, such dividends are not provided for until declared by the board of directors.

    DEFERRED TAXATION. Under UK GAAP, no provision is made for deferred taxation if there is reasonable evidence that such deferred taxation will not be payable in the foreseeable future, deferred tax assets are generally not recognized under UK GAAP unless they are likely to be recovered in the foreseeable future (i.e. one year from the balance sheet date). Under US GAAP, deferred tax assets and liabilities are recognized in full and any net deferred tax assets are then assessed for probable recoverability. As long as it is more likely than not that sufficient future taxable income will be available to utilize the deferred tax assets, no valuation allowance is provided.

    DIRECTORS AND OFFICERS

    The name, age, business or residence address, citizenship, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Ocean Group, Parent and Purchaser are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, (i) none of Ocean Group, Parent or Purchaser or, to the best of Ocean Group's, Parent's and Purchaser's knowledge, any of the persons listed in Schedule I hereto, or any associate or subsidiary of Ocean Group, beneficially owns or has any right to acquire directly or indirectly any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and (ii) none of Ocean Group, Parent or Purchaser or, to the best of Ocean Group's, Parent's and Purchaser's knowledge, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

    Except as set forth in this Offer to Purchase, since December 28, 1996, none of Ocean Group, Parent or Purchaser or, to the best of Ocean Group's, Parent's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since December 28, 1996, there have been no contacts, negotiations or transactions between Ocean Group or any of its subsidiaries or, to the best of Ocean Group's, Parent's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities of any class of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

9.  SOURCE AND AMOUNT OF FUNDS

    Purchaser estimates that the total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses of the Offer and the Merger, is estimated to be approximately $230 million. Purchaser will obtain all such funds from Ocean Group in the form of loans. Ocean Group has received a commitment (the "Commitment") from Deutsche Bank AG London ("Deutsche Bank") to provide approximately $278 million in financing.

    Ocean Group obtained a commitment letter and related term sheet (the "Commitment Letter") from Deutsche Bank to provide a multi-currency revolving credit facility in a maximum principal amount of approximately $278 million (the "Facility"), the proceeds of which are to be utilized to finance the cost of the Offer and Merger and related fees, costs and expenses, working capital and other corporate purposes. In connection with the Facility, Ocean Group will be obligated to comply with certain financial covenants, the breach of which will constitute a default with respect to the Facility. Deutsche Bank intends to syndicate the Facility.

    The Commitment Letter provides that the final maturity date of the Facility is five years from the signing of the Facility Agreement. The Facility will bear interest at the London Interbank Offered Rate ("LIBOR") plus 0.60% per annum plus certain fees. The Commitment is subject to, among other matters, the following conditions: (i) not less than a majority of the Shares having been acquired by Purchaser pursuant to the Offer, (ii) the receipt of all required regulatory approvals,
(iii) the negotiation, execution and delivery of definitive documentation, (iv) a legal opinion from Deutsche Bank's counsel, (v) confirmation that various representation and warranties of Ocean Group are correct and (vi) receipt of copies of legal and environmental diligence reports required by Deutsche Bank.

    A copy of the Commitment Letter has been filed as an exhibit to the Schedule 14D-1. Reference is hereby made to such exhibit for a more complete description of the terms and conditions of the Commitment Letter. When the definitive documentation with respect to the Facility is executed, copies of such documentation will be filed as exhibits to the Schedule 14D-1.

    It is anticipated that borrowing under the Facility will be repaid from funds generated internally by Ocean Group and its subsidiaries or other sources, which may include proceeds from bank borrowings or the sale of debt or equity securities or some combination thereof. Ocean Group has not made any decisions for such repayment and will determine the actual source of funds for repayments only after the completion of its review of the Company and its analysis of then prevailing market conditions, including interest rates and other economic conditions.

10. CERTAIN TRANSACTIONS BETWEEN OCEAN GROUP AND THE COMPANY

    Except as described in this Offer to Purchase, (i) none of Ocean Group, Parent or Purchaser or, to the best of Ocean Group's, Parent's and Purchaser's knowledge, any of the persons listed in Schedule I hereto, or any associate or subsidiary of Ocean Group, beneficially owns or has any right to acquire directly or indirectly any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and (ii) none of Ocean Group, Parent or Purchaser or, to the best of Ocean Group's, Parent's and Purchaser's knowledge, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

    Except as set forth in this Offer to Purchase, since December 28, 1996, none of Ocean Group, Parent or Purchaser or, to the best of Ocean Group's, Parent's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since December 28, 1996, there have been no contacts, negotiations or transactions between Ocean Group or any of its subsidiaries or, to the best of Ocean Group's, Parent's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning
(i) a merger, consolidation or acquisition, (ii) a tender offer for or other acquisition of securities of any class of the Company, (iii) an election of directors of the Company or (iv) a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

    On July 8, 1999, Ocean Group and the Company entered into a Confidentiality Agreement in contemplation of exchange of information relating to potential merger negotiations.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER

    Over a period of years, the Company and Ocean Group have exchanged basic financial information and discussed from time to time various strategic relationships.

    In December 1998, R.C. Matney, Chief Executive Officer of the Company, called John Allan, Chief Executive of Ocean Group, to discuss strategic fit between the two companies and other companies in the industry. At that time, the companies signed a confidentiality agreement and the Company provided certain financial information to Ocean Group.

    In January 1999, Ian Smith, Group Commercial Director of Ocean Group and Stuart Young, Director of Mergers & Acquisitions of Ocean Group, met with Mr. Matney in New York. At this meeting, the parties exchanged information on the trading performance and the strategic prospects of the two companies. The parties discussed the perceived and actual strengths and weaknesses of their respective companies and the industry. The parties agreed to hold further discussions.

    On February 11, 1999, during a BT Alex. Brown Transportation conference in Naples, Florida, Mr. Smith briefly met with Mr. Matney and Mark Skoda, the newly appointed President of the Company, and suggested additional meetings.

    In March 1999, Mr. Allan sent a letter to Mr. Matney indicating that Ocean Group wished to suspend contact with the Company for several months so that Ocean Group could focus its attention on other matters.

    In late May 1999, Mr. Allan sent a letter to Mr. Matney suggesting a meeting between Messrs. Smith, Young and Michael Fountain, Regional Chief Executive of the Americas Pacific Region for Parent, and a representative of the Company.

    On June 4, 1999, Messrs. Smith, Young and Fountain met with Mr. Matney in Indianapolis. At this meeting, the strategic fit between the two companies was discussed. Mr. Matney requested that if Ocean Group desired to pursue a possible transaction with the Company, it submit a letter of interest outlining a proposal within ten days of the meeting.

    On June 14, 1999, Mr. Smith sent a letter of interest to Mr. Matney. The letter outlined a nonbinding offer by Ocean Group to acquire the Company. In a telephone conversation later that day, Mr. Matney told Mr. Smith that he felt the letter provided the basis for him to inform the Company Board that he had received an offer from Ocean Group which he felt was worthy of consideration.

    On June 22, 1999, Mr. Allan informed the board of directors of Ocean Group of the discussions with the Company. The board of directors authorized management of Ocean Group to continue discussions with the Company, perform diligence on the Company and work towards negotiating a form of definitive agreement.

    On June 28, 1999, Messrs. Smith and Young met with Mr. Matney in Indianapolis and discussed possible structures for an acquisition and set a tentative timetable for proceeding forward.

    On June 29, 1999, Messrs. Smith, Young and Fountain met in Memphis with Messrs. Matney, Skoda, David Wedaman, Executive Vice President and Chief Operating Officer, Michael Musacchio, President of an indirect subsidiary of the Company, Robert Liss, President of the Special Services Division of the Company's transportation services subsidiary, and James Graves, General Counsel. At this meeting, the two sides exchanged detailed descriptions of their businessees. At the conclusion of the meeting, the parties decided that they should move forward and attempt to negotiate a definitive agreement.

    On June 30, 1999, Messrs. Smith and Fountain met individually with the senior officers of the Company to discuss financial and business diligence.

    On July 6, Messrs. Smith, Allan, Fountain and John Coghlan, Finance Director of Ocean Group, met with members of the Company Board and outlined Ocean Group's strategy and the reasons why the Company would provide a compelling strategic fit.

    From July 7, 1999 until July 14, 1999, Ocean Group, together with its legal and financial advisors, conducted its due diligence review of the Company. During the course of this review, the Company made available to Ocean Group and its representatives legal and financial information and discussed the Company's business and operations.

    On July 8, 1999, Ocean Group and the Company executed a confidentiality and standstill agreement.

    On July 9, 1999, counsel for Ocean Group delivered a draft Merger Agreement and related documents to counsel for the Company.

    On the morning of July 13, 1999, counsel for the Company provided counsel for Ocean Group with comments on the draft Merger Agreement.

    On July 13 and 14, 1999, Ocean Group, together with their respective legal and financial advisors, met in New York at the offices of Gibson, Dunn and Crutcher LLP to negotiate the terms of the Merger Agreement and ancillary documents. The parties were unable to agree on several key terms of the Merger Agreement, including price, and negotiations broke off on the afternoon of July 14.

    On July 15, 1999, Mr. Fountain called Mr. Matney and they discussed the major open issues, including price.

    On July 19, 1999, Messrs. Young and Smith called Mr. Matney to say that Ocean Group desired to continue discussions in order to attempt to reach agreements on the key transaction terms.

    On July 20, 1999, Mr. Matney telephoned Mr. Allan and indicated that the Company was interested in restarting negotiations and that he believed that the parties could reach an agreement on the terms of the Merger Agreement.

    On July 22, 1999 Messrs. Smith and Allan spoke with Mr. Matney. Various aspects of the deal were discussed, including price and deal protection. Although no agreement was reached, the parties believed that their differences were narrowing and the parties agreed to talk again the next day.

    On the morning of July 23, 1999, Mr. Allan spoke with Mr. Matney, and they agreed that the parties should resume face to face negotiations. Later that day, revised transaction documentation was circulated by counsel for Ocean Group.

    On July 26, 1999, Messrs. Young and Smith, together with their legal and financial advisors, met with Mr. Fitzgerald, and his legal advisors, in New York at the offices of Gibson, Dunn & Crutcher LLP to negotiate a definitive Merger Agreement. The parties concluded their negotiations of the Merger Agreement and finalized the press releases to announce the transaction.

    Early on the morning of July 27, 1999, the parties executed the Merger Agreement and related agreements.

    On July 27, 1999, before the Nasdaq National Market opened for trading, Ocean Group and the Company publicly announced that they had entered into the Merger Agreement. The Offer formally commenced on the date of this Offer to Purchase.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT

    The purpose of the Offer is for Parent to acquire, indirectly, the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all of the equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt transfer of ownership of the equity interest in the Company from the Company's stockholders to Parent and to provide the Company's stockholders with cash for all of their Shares.

    Under the DGCL, the approval of the Company Board and, under certain circumstances, the affirmative vote of the holders of a majority of the Shares present at a duly constituted meeting, is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. If a vote of the stockholders is required, the Company has agreed in the Merger Agreement to take all actions, in accordance with the DGCL and its Certificate of Incorporation and bylaws, necessary to convene and hold a meeting of its stockholders (the "Stockholders' Meeting"), as promptly as practicable after the acceptance for payment of Shares by Purchaser pursuant to the Offer, to consider and vote upon the adoption and approval of the Merger Agreement and the transactions contemplated thereby. A proxy statement, containing detailed information concerning the Merger, will be furnished to stockholders of the Company in connection with any Stockholders' Meeting. Notwithstanding the foregoing, if Parent, Purchaser and/or any other subsidiary of Parent has acquired at least 90% of the outstanding Shares, the parties will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders' Meeting in accordance with Section 253 of the DGCL.

    At a meeting held on July 26, 1999 the Company Board unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the Company's stockholders, (b) approved and adopted the Merger Agreement and authorized the execution thereof by the Company and (c) recommended that the Company's stockholders accept the Offer and tender their Shares thereunder. As described above, the only remaining corporate action of the Company that may be required is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder of the Company. Under the Merger Agreement, Parent has agreed to vote, or cause to be voted, at any such meeting, all Shares owned by it, Purchaser or any other subsidiary of Parent in favor of the Merger. If Purchaser acquires at least 90% of the Shares in the Offer, under Section 253 of the DGCL, it will be able to consummate the Merger without a vote of the Company's stockholders.

13. THE MERGER AGREEMENT; APPRAISAL RIGHTS IN THE MERGER; VOTING AGREEMENTS

    THE MERGER AGREEMENT

    The following is only a summary of certain provisions of the Merger Agreement. Company stockholders should read the Merger Agreement in its entirety. A copy of the Merger Agreement is filed with the Commission as an exhibit to Ocean Group's, Parent's and Purchaser's Tender Offer Statement on
Schedule 14D-l.

    THE OFFER. The Merger Agreement provides for the making of the Offer. Pursuant to the offer, each tendering stockholder will receive the Offer Price for each Share tendered in the Offer. Purchaser's obligation to accept for payment or pay for Shares is subject to the satisfaction of the conditions that are described in "18. Certain Conditions of the Offer," including the Minimum Condition. Pursuant to the Merger Agreement, Purchaser expressly reserves the right to waive any of the conditions to the Offer (except for the Minimum Condition or as otherwise provided in the Merger Agreement), and to make any change in the terms or conditions of the Offer; provided that, without the written consent of the Company, Purchaser may not (i) decrease the Offer Price,
(ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer, (iv) add additional conditions to the Offer, (v) amend the conditions to the Offer set forth in Annex A to the Merger Agreement to broaden their scope, (vi) extend the Offer except as permitted by the terms of the Merger Agreement, (vii) amend the Minimum Condition, or (viii) make other changes to the Offer that are adverse to holders of the Shares.

    Notwithstanding the foregoing, Purchaser may, without the consent of the Company Board, (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer and (ii) extend the Offer on one occasion for an aggregate period of not more than 20 business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) of this sentence if on such Expiration Date the Minimum Condition has been satisfied and there shall not have been tendered at least 90% of the outstanding Shares. In addition, if by the time of any scheduled

Expiration Date any one or more of the conditions to the Offer set forth on Annex A to the Merger Agreement are not satisfied, then provided, that such conditions are reasonably capable of being satisfied on or prior to October 7, 1999, Purchaser will extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied. In no event, however, will Purchaser be required to extend the Offer beyond October 7, 1999.

    BOARD REPRESENTATION. Promptly upon the purchase by Purchaser of the Shares pursuant to the Offer and if the Minimum Condition has been met, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) and the percentage that the aggregate number of Shares so purchased bears to the total number of Shares then outstanding on a fully diluted basis. Notwithstanding the foregoing, the Company shall ensure that three of the members of the Company Board as of July 27, 1999, who are neither officers of the Company or any of its subsidiaries nor officers or directors of Purchaser or any of its affiliates (the "Continuing Directors") will remain members of the Company Board until the Effective Time (as defined herein). If a Continuing Director resigns from the Company Board, Parent, Purchaser and the Company will permit the remaining Continuing Director or Directors to appoint the resigning Director's successor who shall be deemed to be a Continuing Director. Following the election or appointment of Parent's designees to the Company Board pursuant to the Merger Agreement and prior to the Effective Time (as defined herein), the following shall require the written concurrence of a majority of the Continuing Directors: (i) any amendment or waiver of any term or condition of the Merger Agreement or the Certificate of Incorporation or bylaws of the Company, (ii) any termination of the Merger Agreement by the Company, (iii) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, (iv) any exercise or waiver of any of the Company's rights or remedies under the Merger Agreement or (v) any other determination with respect to any action to be taken or not to be taken by the Company relating to the Merger Agreement. The Company's obligation to appoint designees of Parent to the Company Board will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

    THE MERGER. No later than the second business day after the satisfaction or waiver of the conditions to the Merger, unless another time is agreed to by Parent and the Company, Purchaser will be merged with and into the Company, as a result of which the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. The effective time of the Merger (the "Effective Time") will occur at the date and time that a certificate of merger in such form and manner as required by the DGCL (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware, or such later time as Parent and the Company may agree upon and as may be set forth in the Certificate of Merger. The Surviving Corporation will continue its corporate existence under the laws of the State of Delaware. The Certificate of Incorporation of Purchaser in effect immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation. The bylaws of Purchaser in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation. The directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation until their successors are duly elected and qualified, and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation until their successors are duly elected and qualified.

    CONSIDERATION TO BE PAID IN THE MERGER. In the Merger, each outstanding Share (except for Shares held in the Company's treasury or Shares owned by Parent or Purchaser or by any subsidiary of the Company or Parent, which will be canceled and retired without any payment with respect thereto, and except for Shares held by the Company's stockholders who have properly exercised appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest thereon (the "Merger Consideration"). Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

    At or immediately prior to the Effective Time, each option, warrant or other right to purchase shares (in each case, a "Company Stock Option") of the common stock of the Company (the "Company Common Stock") which is outstanding and each then outstanding stock appreciation right with respect to shares of Company Common Stock (in each case, an "SAR"), whether or not then vested or exercisable, will be canceled by the Company. In consideration of such cancellation of Company Stock Options and SARs with an exercise price of less than the Offer Price, the Company (or, at Parent's option, Purchaser) will pay to such holders of Company Stock Options and SARs an amount equal to the product of (i) the excess of the Offer Price over the exercise price of each such Company Stock Option or SAR, as applicable, and (ii) the number of Shares previously subject to such Company Stock Option or SAR, as applicable, immediately prior to its cancellation (such payment to be net of withholding taxes and without interest).

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties by the Company, on the one hand, and Parent and Purchaser, on the other hand. These include:

    - due organization, existence, good standing and qualification to do business and, in the case of the Company and its subsidiaries.

    - corporate power and authority to enter into the Merger Agreement and perform its obligations under the Merger Agreement; proper execution, delivery and enforceability of the Merger Agreement.

    - material governmental and third party approvals.

    - compliance of the Merger Agreement with each party's charter documents, material agreements and applicable law.

    - absence of material legal proceedings and injunctions.

    - absence of broker's fees arising from the transactions contemplated by the Merger Agreement.

    The Merger Agreement contains additional representations and warranties of the Company. These include:

    - capitalization of the Company and its subsidiaries.

    - approval of the Merger Agreement by the Company Board.

    - absence of existing defaults under its charter documents, material agreements and applicable law.

    - filings with the Commission and accuracy of financial statements.

    - absence of undisclosed liabilities of the Company and its subsidiaries and since January 2, 1999 absence of material changes in the business of the Company and its subsidiaries.

    - the Company's and its subsidiaries' compliance with applicable law.

    - employee benefit plans, labor, employment and related matters.

    - absence of material environmental liabilities.

    - payment of taxes and filing of tax returns.

    - intellectual property.

    - "Year 2000" compliance.

    - insurance.

    - certain business practices.

    - customers.

    - stockholder vote necessary for approval of the Merger Agreement and the Merger.

    - inapplicability of takeover statutes.

    The Merger Agreement contains additional representations and warranties of Parent and Purchaser. These include:

    - availability of financing.

    - operations of Purchaser.

    No representations or warranties made by the Company, Parent or Purchaser shall survive beyond the Effective Time.

    CONDUCT OF BUSINESS BEFORE THE MERGER. Each of the Company, Parent and Purchaser has agreed to do certain things before the Merger occurs. These include the Company and its subsidiaries each:

    - using commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice.

    - using commercially reasonable efforts to preserve intact its business organization.

    - using commercially reasonable efforts to keep available the services of its current key officers and employees.

    - using commercially reasonable efforts to preserve its relationships with key customers, suppliers, lessors, creditors, employees, contractors and others having business dealings with it.

    Parent, and in certain cases Purchaser, and the Company have also agreed to:

    - cause the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement, in the case of the Company, or in the Schedule 14D-1, this Offer to Purchase and the Proxy Statement, in the case of Parent and Purchaser, not to contain any materially untrue statements or misleading omissions.

    - use all reasonable efforts to cooperate in the preparation and filing of the Proxy Statement and antitrust filings, obtain consents and approvals of all third parties and governmental authorities necessary to complete the transactions contemplated by the Merger Agreement, contest any legal proceeding relating to the Merger and execute additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

    - not issue any press release or make any other public statements without the prior approval of the other party, which approval may not be unreasonably withheld except as required by law or by the rules and regulations of the Nasdaq National Market, following a change in the recommendation of the Merger by the Company Board, or if the Company Board is advised that such release or statement is required by law and such release or statement relates to a Third Party Acquisition.

    - promptly tell the other party about any events or circumstances that would cause any representations or warranties to be untrue or inaccurate in any material respect or any failure to comply with or satisfy in any material respect its obligations under the Merger Agreement.

    Subject to certain agreed exceptions, the Company has agreed for itself and on behalf of its subsidiaries not to:

    - amend its charter documents.

    - issue or agree to issue any stock of any class or any other debt or equity securities or equity equivalents, except for shares of Company Common Stock issued under options outstanding on July 27, 1999.

    - split, combine or reclassify any shares of Company Common Stock or declare, set aside or pay any dividend or other distribution of any kind in respect of its capital stock.

    - adopt a plan of complete or partial liquidation, dissolution, merger or other reorganization other than the Merger.

    - alter any material subsidiary's corporate structure, other than as a result of the transactions contemplated by the Merger Agreement.

    - incur or assume any long-term or short-term debt or issue any debt securities, except under existing lines of credit in the ordinary course of business, or materially change the terms of such long-term or short-term debt or debt securities.

    - become responsible for the obligations of any other person, except for third party guarantees and lease agreements not to exceed $250,000 in the aggregate and obligations of the Company's subsidiaries incurred in the ordinary course of business consistent with past practice.

    - make any loans to or investments in any other person, except for loans to or investments in its subsidiaries or customary loans or advances to employees in the ordinary course of business consistent with past practice.

    - encumber its capital stock.

    - mortgage or pledge any of its material assets or create or permit any material lien on these assets.

    - except as required by law, enter into, adopt, amend or terminate any employee compensation, benefit or similar plan, materially increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of July 27, 1999.

    - grant any severance or termination pay, except as required by law, any written agreements existing on July 27, 1999 or current severance policies.

    - accelerate the vesting of any stock options, except as provided in any policy, plan, agreement or other arrangement in effect as of July 27, 1999.

    - sell, lease, license or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $250,000 in the aggregate.

    - enter into any exclusive license, distribution, marketing, sales or other agreement other than in the ordinary course of business.

    - except as required as a result of a change in law or in generally accepted accounting principles, change any of its accounting principles, practices or methods.

    - revalue in any material respect any of its assets other than in the ordinary course of business consistent with past practice or as required by generally accepted accounting principles.

    - acquire any other business or entity or any material equity interest of any business or entity.

    - enter into any material agreement.

    - modify or waive any material right under its or its subsidiaries' material contracts.

    - modify its standard warranty or contract terms or modify any existing warranty or contract terms in any material and adverse manner.

    - authorize any new or additional capital expenditure(s) in excess of $250,000.

    - acquire any other asset or related group of assets, or make any investment, in a single transaction or series of related transactions with a cost in excess of $250,000.

    - make any material tax election or settle or compromise any material income tax liability.

    - permit any insurance policy naming it as a beneficiary or loss payee to expire, be canceled or be terminated, unless a comparable insurance policy is obtained and in effect.

    - fail to file any tax returns when due or fail to cause such tax returns when filed to be complete and accurate in all material respects.

    - fail to pay any taxes or other material debts when due.

    - settle or compromise any legal proceeding which relates to the Merger Agreement, the settlement or compromise of which would involve more than $250,000 or which would otherwise have a material adverse effect on the Company.

    - take or agree in writing to take any of the actions described above or any action that would make any of the Company's representations and warranties contained in the Merger Agreement untrue or incorrect in any material respect.

    The Company also has agreed that it will:

    - provide Parent with reasonable access to the Company's books and records, offices, facilities, employees and personnel files of current employees.

    - provide Parent with such financial and operating data and other information with respect to its business and properties and its subsidiaries' business and properties as reasonably requested by Parent.

    Each of Parent and Purchaser has agreed to hold and treat in confidence all information concerning the Company and its subsidiaries furnished to it in connection with the transactions contemplated by the Merger Agreement, pursuant to the Confidentiality Agreement, dated July 8, 1999, between the Company and Parent.

    In addition, Parent has agreed to furnish the Company with a letter from Ocean Group stating that Ocean Group will provide sufficient funds to Parent and Purchaser so that Parent and Purchaser can pay for tendered Shares, pay for Shares exchanged in the Merger and make payments in cancellation of stock options and stock appreciation rights.

    In addition, Parent has agreed that for a period of two years following the Closing, Parent shall provide employee welfare and pension benefits to Company employees that are substantially comparable in the aggregate to their current benefits.

    ACQUISITION PROPOSALS. The term "Third Party Acquisition" is used herein to mean any of the following:

    - the acquisition of the Company by anyone other than Parent, Purchaser or any of their affiliates (a "Third Party").

    - the acquisition by a Third Party of any material portion (which shall include 20% or more) of the assets of the Company and its subsidiaries, taken as a whole.

    - the acquisition by a Third Party who beneficially owns 20% or more of the Shares as of July 27, 1999 of an additional 5% or more of the Shares or the acquisition by any other Third Party of 20% or more of the Shares.

    The Company has agreed that it will:

    - cease any discussions or negotiations with any other persons with respect to any Third Party Acquisition.

    - not encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to anyone except Parent and Purchaser concerning any Third Party Acquisition. However, if the Company Board determines in good faith, after consultation with legal counsel, that it is necessary to do so in order to comply with its fiduciary obligations to the Company's stockholders under applicable Delaware law, the Company may, in response to a proposal or offer for a Third Party Acquisition that was not solicited and that the Company Board determines, after consultation with the Company's financial advisor, is from a Third Party that is capable of consummating a Superior Proposal (as defined herein) and only for so long as the Company Board so determines that its actions are likely to lead to a Superior Proposal, (i) furnish information with respect to the Company to any such person pursuant to a customary confidentiality agreement so long as any information so provided which has not previously been provided by the Company to Parent will be promptly delivered to Parent, and (ii) participate in the discussions and negotiations regarding such proposal or offer.

    - promptly notify Parent if the Company or any of its subsidiaries and other affiliates or any of their respective officers, directors, employees or agents receives any proposal or inquiry regarding a Third Party Acquisition.

    - provide copies of any written agreements, proposals, or other materials the Company receives with respect to a Third Party Acquisition.

    - advise Parent of the status of any Third Party Acquisition, at any time upon Parent's request, and from time to time promptly following any material developments concerning the same.

    Except as described below, the Company Board may not withdraw or modify its recommendation of the Offer or the Merger. It also may not approve or recommend, or cause or permit the Company to enter into, any agreement or obligation with respect to any Third Party Acquisition. However, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and after receiving the advice of legal counsel, that its fiduciary duties require it to do so, the Company Board may withdraw its recommendation of the Offer or the Merger or approve or recommend a Superior Proposal. A "Superior Proposal" means any BONA FIDE proposal to acquire, directly or indirectly, solely for cash and/or securities, all of the Shares then outstanding, or all or substantially all of the Company's assets that:

    - is not subject to a financing contingency and contains terms that the Company Board determines in its good faith judgment, after consultation with, as to the financial terms, the Company's financial advisor or another financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the Offer and Merger;

    - the Company Board determines in its good faith judgment (following consultation with the Company's financial advisor or another financial advisor of nationally recognized reputation and its legal or other advisers) to be likely to be completed (taking into account all legal, financial, regulatory and other aspects of the proposal);

    - does not contain a right of first refusal or right of first offer with respect to any counter-proposal that Purchaser may make; and

    - is not subject to satisfactory diligence by the person making the proposal.

    The Company Board may withdraw its recommendation of the Offer or the Merger or approve or recommend any Superior Proposal only (a) after providing written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions and identifying the person making the Superior Proposal, and (b) if Parent does not, within 48 hours of receipt of notice of such Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment, after consultation with the Company's financial advisor or another financial advisor of nationally recognized reputation, to be at least as favorable to the Company stockholders as such Superior Proposal. In addition, the Company may enter into an agreement with respect to such Superior Proposal only if the Merger Agreement has been terminated in accordance with its terms and the Company has paid any liquidated damages and has made reimbursement of any fees, costs and expenses which are payable to Parent under the Merger Agreement (as described below under "--LIQUIDATED DAMAGES AND EXPENSES").

    CONDITIONS TO THE MERGER. The obligation of each of the Company, Parent and Purchaser to consummate the Merger is subject to the satisfaction of each of the following conditions:

    - the Merger Agreement has been approved and adopted by the requisite vote of the Company's stockholders, if such vote is required by applicable law.

    - no law or order by any United States federal or state court or governmental authority prohibits, enjoins or restricts the Merger.

    - Purchaser has purchased tendered Shares pursuant to the Offer.

    Assurances cannot be given that all of the conditions to completion of the Merger will be satisfied.

    TERMINATION. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the completion of the Merger, even though the Company's stockholders may have approved the Merger Agreement and the Merger. This termination may occur in the following ways:

    - Parent, Purchaser and the Company agree to terminate the Merger Agreement by mutual written consent.

    - Either Parent and Purchaser or the Company decide to terminate the Merger Agreement because:

     1. any state or federal court or other governmental authority has issued a final, non-appealable ruling prohibiting the Merger; or

     2. the Merger is not completed by March 31, 2000, unless the failure to complete the Merger by that date is due principally to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement.

    - The Company decides to terminate the Merger Agreement because:

      x. Purchaser fails to commence the Offer in accordance with the Merger Agreement.

      y. Purchaser fails to pay for tendered Shares pursuant to the Offer within 120 days after July 27, 1999, unless such failure to pay is the result of (a) the failure of the Company to perform any of its covenants and agreements contained in the Merger Agreement or (b) termination of the Offer in accordance with the provisions of Annex A to the Merger Agreement, which provisions are described in "18. Certain Conditions of the Offer."

      z. the Company Board has received a Superior Proposal and has complied with the provisions of the Merger Agreement requiring the Company, among other things, to provide notice to Parent, pay certain liquidated damages and reimburse certain fees, costs and expenses.

    - Parent or Purchaser decides to terminate the Merger Agreement if:

      a. due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement, Purchaser has terminated the Offer in accordance with the provisions of Annex A, which conditions and provisions are described in "18. Certain Conditions of the Offer."

      b. due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement, Purchaser has failed to pay for tendered Shares pursuant to the Offer within 120 days after July 27, 1999, unless such failure to pay for Shares is a result of the failure of Parent or Purchaser to perform any of its covenants and agreements contained in the Merger Agreement.

      c. the Company has materially breached its obligations with respect to Third Party Acquisitions described in "--ACQUISITION PROPOSALS" above.

      d. the Company Board has recommended to the Company's stockholders a Superior Proposal.

      e. the Company Board has withdrawn or adversely modified (including by amendment of the Schedule 14D-9) its approval or recommendation of the Merger Agreement, the Offer or the Merger.

      f. the Minimum Condition has not been satisfied by the expiration date of the Offer and on or prior to such date (a) any person (other than Parent or Purchaser) has made and not withdrawn a BONA FIDE proposal or public announcement or commitment to the Company with respect to a Third Party Acquisition or (b) any person (including the Company or any of its affiliates or subsidiaries), other than Parent or Purchaser, has become the beneficial owner of 25% of the Shares.

    EFFECT OF TERMINATION. Even after the Merger Agreement has been terminated, certain provisions for payment of certain fees and expenses will remain in effect. Also, termination of the Merger Agreement will not relieve any party from liability for any breach by it of the Merger Agreement. However, no representations or warranties made by the Company, Parent or Purchaser will survive beyond the termination of the Merger Agreement.

    LIQUIDATED DAMAGES AND EXPENSES. If any of the following occur (each, a "Termination Fee Event"):

    1.  Parent and Purchaser terminate the Merger Agreement because of reasons
       (c), (d), (e) or (f) listed above in "--TERMINATION";

    2. the Company terminates the Merger Agreement because of reason (z) listed above in "--TERMINATION"; or

    3. the Company terminates the Merger Agreement because of reason (y) listed above in "--TERMINATION" at a time when Parent and Purchaser had a right to terminate the Merger Agreement because of reasons (c), (d), (e) or (f) listed above in "--TERMINATION"

then the Company will pay Parent a fee of $2,500,000 and an additional fee of $2,500,000 immediately if, within 12 months after such a termination by Parent and Purchaser, the Company enters into any agreement with respect to a Third Party Acquisition or consummates a Third Party Acquisition without the entering into of any such agreement during such period.

    In addition, if Parent and Purchaser terminate the Merger Agreement because of reasons (a) or (b) listed above in "--TERMINATION" in connection with a willful act or omission by the Company which results in a failure to satisfy any of the conditions set forth in Annex A of the Merger Agreement, which conditions are described in "18. Certain Conditions of the Offer," then, the Company shall pay Parent a fee of $1,000,000 immediately upon such termination. Furthermore, if Parent and Purchaser terminate the Merger Agreement because of reasons (a) or
(b) listed above in "--TERMINATION" in connection with a willful act or omission by the Company which results in a failure to satisfy any of the conditions set forth in Annex A of the Merger Agreement, which conditions are described in "18. Certain Conditions of the Offer," the Company shall pay Parent a fee of $5,000,000 if, within 12 months after such a termination by Parent and Purchaser, the Company enters into any agreement with respect to a Third Party Acquisition or consummates a Third Party Acquisition without the entering into of any such agreement during such period. The $5,000,000 fee shall be reduced by the sum paid, if any, of the $1,000,000 fee payable under the circumstances described in the first sentence of this paragraph.

    The Company, Parent and Purchaser have specifically agreed that the amount to be paid upon the occurrence of a Termination Fee Event as described above represents liquidated damages and not a penalty.

    The Company is required to reimburse Parent the amount of $500,000 as reimbursement for the out-of-pocket costs, fees and expenses incurred by any of them or on their behalf in connection with the Merger Agreement, the Offer, the Merger and the consummation of the transactions contemplated by the Merger Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants) upon termination of the Merger Agreement pursuant to:

    1. a termination by Parent or Purchaser because of reasons (a) or (b) listed above in "--TERMINATION";

    2. a termination by the Company because of reason (z) listed above in "--TERMINATION"; or

    3.  a termination by Parent or Purchaser because of reasons (c), (d), (e) or
       (f) listed above in "--TERMINATION."

    Parent is required to reimburse the Company the amount of $500,000 as reimbursement for the out-of-pocket costs, fees and expenses incurred by any of them or on their behalf in connection with the

Merger Agreement, the Offer, the Merger and the consummation of the transactions contemplated by the Merger Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants) upon termination of the Merger Agreement by the Company because of reasons (x) or (y) listed above in "--TERMINATION."

    Except as described above, whether or not the Merger occurs, the parties to the Merger Agreement have agreed to pay their own fees and expenses incurred in connection with the Merger Agreement.

    EXTENSION AND WAIVER. At any time prior to the Merger, Parent, Purchaser and the Company may agree to:

    - extend the time for the performance of any of the obligations or other acts of the other party;

    - waive any inaccuracies in the other's representations and warranties; or

    - waive the other's compliance with any of the agreements or conditions in the Merger Agreement.

    AMENDMENT. The Merger Agreement may be amended by the parties at any time before or after the Company's stockholders approve the Merger. However, any such amendment which by law requires the approval of the Company's stockholders will require such approval to be effective.

    APPRAISAL RIGHTS IN THE MERGER

    Each Share held by a stockholder exercising appraisal rights with respect to such Shares pursuant to the DGCL, who has not effectively withdrawn or lost such rights, will not be converted into or represent a right to receive the Merger Consideration, but such stockholder will be entitled only to such rights as are granted by the DGCL. Specifically, if the Merger is consummated, stockholders of the Company have certain rights under the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. In the event that appraisal rights are available, an objecting stockholder shall cease to have any rights as a stockholder with respect to the Shares except the right to receive payment of the fair value thereof. The stockholder's rights may be restored only upon (i) the withdrawal, with the consent of the Company, of the demand for payment, (ii) the non-filing of a petition for appraisal within the time required, (iii) a determination of the court that the stockholder is not entitled to an appraisal, or (iv) the abandonment or rescission of the Merger. Each Share held by a stockholder at the Effective Time who will, after the Effective Time, lose his or her appraisal rights or withdraw such demand for appraisal or payment of fair market value pursuant to the DGCL, will be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration. The Company may not voluntarily make any payment with respect to any demands for appraisal or payment of fair market value or settle or offer to settle any such demands.

    Appraisal rights, if the statutory procedures set forth in Section 262 of the DGCL are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting stockholders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the Merger Consideration.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    VOTING AGREEMENTS

    The following is only a summary of certain provisions of the Tender and Voting Agreement and Irrevocable Proxy (each, a "Voting Agreement," and collectively, the "Voting Agreements"). Copies of the Voting Agreements have been filed as exhibits to the Schedule 14D-1. Reference is hereby made to such exhibits for a more complete description of the terms and conditions of the Voting Agreements.

    TENDER OF SHARES. In connection with the execution of the Merger Agreement, Parent and Purchaser have entered into Voting Agreements with the following six directors of the Company (the "Proxy Grantors") who own in the aggregate 751,272 outstanding Shares, representing approximately 8.4% of the issued and outstanding Shares: (a) R.C. Matney, Chairman of the Board and Chief Executive Officer of the Company, beneficially owns 701,380 outstanding Shares, (b) David
H. Wedaman, a director and Executive Vice President and Chief Operating Officer beneficially owns 2,742 outstanding Shares, (c) James T. Graves, a director and General Counsel of the Company, beneficially owns 10,600 outstanding Shares, (d) William E. Greenwood, a director of the Company, beneficially owns 9,800 outstanding Shares, (e) Thomas J. Fitzgerald, a director of the Company, beneficially owns 13,650 outstanding Shares, and (f) Dr. Jay U. Sterling, a director of the Company, beneficially owns 13,100 outstanding Shares. Pursuant to the Voting Agreements, upon the terms and subject to the conditions therein, each Proxy Grantor has agreed, provided the Merger Agreement has not been terminated, to promptly after the date of commencement of the Offer (but in all events not later than five business days thereafter) tender to Purchaser substantially all Shares beneficially owned by such Proxy Grantor.

    VOTING OF SHARES. Each Proxy Grantor has also agreed, provided the Merger Agreement has not been terminated, and subject to the receipt of proper notice and in the absence of a preliminary injunction or other final order by any court or other administrative or judicial authority barring such action, to vote the Shares beneficially owned by such Proxy Grantor in accordance with the Voting Agreement, including (i) in favor of approval of the Merger Agreement, the transactions contemplated by the Merger Agreement, and any actions required in furtherance thereof and hereof (including the election of designees of Parent as directors of the Company); (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and
(iii) except as otherwise agreed to in writing in advance by Parent, against:
(A) any Third Party Acquisition, (B) any change in a majority of the individuals who, as of July 27, 1999, constitute the Company Board (other than as contemplated by the Merger Agreement), (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any third party, (D) a sale, lease, transfer or disposition of any assets of the Company's or any of its subsidiaries' business outside the ordinary course of business, (E) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or bylaws, (F) any other material change in the Company's corporate structure or affecting its business, or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or the Voting Agreement.

    IRREVOCABLE PROXY. Each Proxy Grantor has also, provided the Merger Agreement has not been terminated, appointed Purchaser and certain designees of Purchaser, in their respective capacities as designees of Purchaser, as such Proxy Grantor's true and lawful irrevocable (until the Termination Date) proxy and attorney-in-fact to vote all outstanding Shares beneficially owned by such Proxy Grantor at any Stockholders' Meeting called for purposes of considering whether to approve the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or any Third Party Acquisition, or to execute a written consent of stockholders in lieu of any such meeting.

    PURCHASE OPTION. Each Proxy Grantor granted to Parent and Purchaser an irrevocable option (the "Purchase Option") to purchase for cash, in a manner set forth below, any or all of the Shares (and including Shares acquired after July 27, 1999 by such Proxy Grantor) beneficially owned by the Proxy

Grantor at a price (the "Exercise Price") per Share equal to $23.00. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of Shares or similar events, the Exercise Price will be appropriately adjusted for this purpose. The Voting Agreements provide that subject to the conditions set forth below, the Purchase Option may be exercised by Parent or Purchaser, in whole or in part, at any time or from time to time after the occurrence of any Trigger Event (as defined below).

    A "Trigger Event" means any one of the following: (i) the Merger Agreement becomes terminable under circumstances that entitle Parent or Purchaser to receive the liquidated damages or the fees and expenses under the Merger Agreement (regardless of whether the Merger Agreement is actually terminated and whether such liquidated damages or fees and expenses are then actually paid),
(ii) the Offer is consummated but, due to the failure of the Proxy Grantor to validly tender and not withdraw all of the then outstanding Shares beneficially owned by such Proxy Grantor, Purchaser has not accepted for payment or paid for all of such Shares, (iii) a tender or exchange offer for at least 10% of the Shares shall have been publicly proposed to be made or shall have been made by another person, or (iv) it shall have been publicly disclosed or Parent or Purchaser shall have otherwise learned that (A) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or Purchaser) shall have acquired or proposed to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company or any of its subsidiaries, or (B) any person or group (other than Parent and Purchaser) shall have entered into or publicly offered to enter into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company or any of its subsidiaries.

    Pursuant to the Voting Agreements, if requested by Parent and Purchaser in the Exercise Notice, such Proxy Grantor will exercise all Options (to the extent exercisable) and other rights (including conversion or exchange rights) beneficially owned by such Proxy Grantor and will sell or, if directed by Parent and Purchaser, tender the Shares acquired pursuant to such exercise to Parent or Purchaser as provided in the Voting Agreements. The Purchase Option will terminate (a) as it relates to a Proxy Grantor, upon purchase by Parent or Purchaser of the Shares owned by such Proxy Grantor pursuant to the Offer or (b) upon the earliest of: (i) termination of the Merger Agreement other than upon, during the continuance of or after a Trigger Event; or (ii) 90 days following any termination of the Merger Agreement upon, during the continuance of or after a Trigger Event (or if, at the expiration of such 90 day period the Purchase Option cannot be exercised by reason of any applicable judgment, decree, order, injunction, law or regulation, ten business days after such impediment to exercise has been removed or has become final and not subject to appeal).

    Under the Voting Agreements, the obligation of each Proxy Grantor to sell such Proxy Grantor's Shares to Parent or Purchaser is subject to the conditions that (i) all waiting periods, if any, under the HSR Act, applicable to the sale of the Shares or the acquisition of the Shares by Parent or Purchaser, as the case may be, hereunder have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any court, administrative agency or other Governmental Entity, if any, required in connection with sale of the Shares or the acquisition of the Shares by Parent or Purchaser hereunder have been obtained or made; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such sale or acquisition is in effect. Under the Voting Agreements, the Company has agreed to provide Parent and Purchaser certain registration rights with respect to the Shares purchased pursuant to the Purchase Option.

    RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Each Proxy Grantor has agreed not to, directly or indirectly except as contemplated by the Voting
Agreements: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Proxy Grantor's Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty made by such Proxy Grantor untrue or incorrect or have the effect of preventing or disabling such Proxy Grantor from performing such Proxy Grantor's obligations under the applicable Voting Agreement.

    OTHER POTENTIAL ACQUIRORS. Each Proxy Grantor (i) is required to immediately cease any existing discussions or negotiations with any parties with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, in his, her or its capacity as such; (ii) has agreed, from and after the date of the Voting Agreements until termination of the Merger Agreement, in such capacity, directly or indirectly, not to initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any Third Party Acquisition; and (iii) has agreed to promptly notify Parent of any proposals for, or inquiries with respect to, a potential Third Party Acquisition received by the Proxy Grantor or of which such Proxy Grantor otherwise has knowledge.

    REPRESENTATIONS AND WARRANTIES. The Voting Agreements contain certain customary representations and warranties of the parties thereto, including, without limitation, representations and warranties by the Proxy Grantors as to ownership of Shares and power and authority.

    TERMINATION.  Generally, the Voting Agreements expire upon the earliest of
(a) the date on which the Merger Agreement terminates in accordance with its terms, (b) the date on which Purchaser accepts tendered Shares for payment, and
(c) July 31, 2000.

    STOCK PURCHASE AND STOCKHOLDER AGREEMENTS

    Each of R.C. Matney and David H. Wedaman (the "Investors") has agreed to enter into a stock purchase and stockholder agreement with Ocean Group (the "Stock Agreement") pursuant to which the Investors agree to invest an aggregate of approximately $2.2 million in Ocean Group ordinary shares, following consummation of the Merger, and generally not dispose of the shares so acquired for a period of four years from the Closing Date. If certain annual performance targets are achieved, however, the Investors may dispose of up to 25% of such shares per year following the achievement of such targets in each of the first four fiscal years ending after the Closing Date. Copies of the Stock Agreements have been filed as exhibits to the Schedule 14 D-1. Reference is hereby made to such exhibits for a more complete description of the terms and conditions of the Stock Agreements.

14. INTERESTS OF CERTAIN PERSONS IN THE MERGER

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Pursuant to the Merger Agreement, the Surviving Corporation (or any successor) will, to the fullest extent permitted by law indemnify the present and former officers and directors, as well as persons who become officers and directors prior to the Effective Time, of the Company and its subsidiaries who suffer liabilities or losses from any threatened or actual claim or proceeding based on the fact that the person is or was a director or officer of the Company or any of its subsidiaries or based on the Merger Agreement.

    The Merger Agreement further provides that Parent will cause the Surviving Corporation to fulfill the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to July 27, 1999, and to keep in effect any indemnification provisions under the Company's certificate of incorporation or bylaws as in effect immediately prior to the Effective Time.

    For a period of six years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, at no expense to the beneficiaries, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's current directors' and officers' liability insurance policy. However, in no event will Parent or the Company be required to expend on an annual basis in excess of 150% of the annual premium currently paid by the Company for such coverage (the "Maximum Premium"). If the Surviving Corporation is unable to obtain this insurance for the Maximum Premium, it will obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Instead of maintaining such existing insurance, Parent, at its election, may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance. In the event any claim is made against present or former directors, officers or employees of the Company that is covered or potentially covered by insurance, neither the Surviving Corporation nor Parent shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until final disposition thereof.

    The Merger Agreement provides that, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Persons within six years of the Effective Time, the indemnification provisions of the Merger Agreement will continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

    In the event that the Surviving Corporation or Parent or any of their respective successor or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or Parent will succeed to the obligations with respect to indemnification and directors' and officers' insurance imposed by the Merger Agreement.

15. GOING PRIVATE TRANSACTIONS

    The Merger must comply with any applicable federal law operating at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to the consummation of the Merger.

16. DIVIDENDS AND DISTRIBUTIONS

    According to the Company's 1998 Annual Report on Form 10-K, the Company has not paid cash dividends since its initial public offering and intends to retain any future earnings for use in its business. Pursuant to the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Parent, to split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, or redeem or otherwise acquire any of the Shares or any securities of any of its subsidiaries.

17. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NASDAQ NATIONAL MARKET; EXCHANGE ACT REGISTRATION

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES

    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares. It is expected that, following the Offer, a large percentage of the Shares will be owned by Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

    STOCK QUOTATION

    Depending upon the number of Shares purchased pursuant to the offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market. The maintenance for continued inclusion requires the Company to substantially meet one of two maintenance standards. The Company must have either (a) (i) at least 750,000 publicly held shares, (ii) at least 400 stockholders of round lots, (iii) a market value of at least $5 million, (iv) a minimum bid price per Share of $1.00, (v) at least two registered and active market makers for its Shares and (vi) net tangible assets of at least $4 million; or (b) (i) at least 1,100,000 publicly held shares, (ii) at least 400 stockholders of round lots, (iii) a market value of at least $15 million, and
(iv) either (x) a market capitalization of at least $50 million or (y) total assets and total revenue of at least $50 million, in its most recently completed fiscal year or two of its last three most recently completed fiscal years, (v) a minimum bid price per Share of $5.00 and (vi) at least four registered and active market makers. Shares held directly or indirectly by directors, officers or beneficial owners or more than 10% of the Shares are not considered as being publicly held for this purpose.

    If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Shares are, in fact, no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it may be possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION

    The Shares are currently registered under the Exchange Act. Registration under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of the Exchange Act registration of the Shares would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq Stock Market reporting. Parent currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    MARGIN REGULATIONS

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

18. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer or the Merger Agreement, and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination of the Offer, Purchaser will not be required to accept for payment or pay for any Shares, may delay the acceptance for payment of any Shares pursuant to Section 1.1(b) of the Merger Agreement, may extend the Offer one or more times, and may terminate the Offer at any time after March 31, 2000 if (a) the Minimum Condition is not satisfied by the Expiration Date, (b) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("the HSR Act") has not expired or terminated, (c) approval of all necessary government officials and agencies shall not have been obtained on terms and conditions reasonably satisfactory to Parent, or (d) at any time after July 27, 1999 and before acceptance for payment of any Shares, any of the following events has occurred and is continuing:

        (a) (1) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other governmental agency which directly or indirectly prohibits or makes illegal the acceptance of payment for or purchase of Shares or the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement, renders Purchaser unable to accept for payment, pay for or purchase some or all of the Shares, imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or otherwise has a Material Adverse Effect (as defined in the Merger Agreement) on the Company, or (2) in connection with the compliance by Parent and Purchaser with any applicable law or obtaining any requisite consent, Parent will be required to sell or divest any assets or business or prohibited from owning any material portion of the Company's business or assets;

        (b) (i) the representations and warranties of the Company contained in the Merger Agreement as of July 27, 1999 and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except as to any such representation or warranty which speaks as of a specific date) are not true and correct in any respect that is reasonably likely to have a Material Adverse Effect (or if such representations and warranties are qualified by reference to materiality or a Material Adverse Effect, are not true and correct), (ii) the Company shall have failed to perform in all material respects its covenants or agreements contained in the Merger Agreement which would have a Material Adverse Effect on the Company or materially adversely affect (or materially delay) the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger, and the Company has not cured such breach within five business days after notice by Parent or Purchaser of such breach, or (iii) there has occurred since January 2, 1999 any events or changes which constitute a Material Adverse Effect on the Company;

        (c) it shall have been publicly disclosed or Parent shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership of more than 35% of the Shares or any other class of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or has been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 35% of the Shares, and (ii) such person or group has not tendered such Shares pursuant to the Offer;

        (d) the Company Board has withdrawn, modified or changed in a manner adverse to Parent (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or the Company Board has resolved to do any of the foregoing;

        (e) the Merger Agreement has been terminated in accordance with its terms; or

        (f) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq National Market, for a period in excess of 24 hours, (ii) the commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States that constitutes a Material Adverse Effect on the Company or materially adversely affects or delays the consummation of the Offer, (iii) the average of the closing prices of the Standard & Poor's 500 Index for any 20 consecutive trading days shall be 25% or more below the closing price of such index on any trading day on or after the date hereof that precedes the commencement of such 20-trading day period, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

which in the good faith judgment of Parent, in any such case and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or the acceptance for payment of tendered Shares.

    The foregoing conditions, other than the Minimum Condition, are for the benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

19. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    GENERAL

    Except as described below, neither Parent nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below in this Section under "State Takeover Statutes." While, except as otherwise expressly described herein, Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Purchaser to decline to accept for payment or pay for any Shares tendered. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including conditions relating to legal matters discussed in this Section 19.

    ANTITRUST

    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to these requirements.

    Parent expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Washington D.C. time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Parent. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington D.C. time, on the tenth day after substantial compliance by Parent with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Litigation seeking similar relief could be brought by private parties.

    Parent and Purchaser does not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in the violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "18. Certain Conditions of the Offer" for certain conditions to the purchase of the Shares pursuant to the Offer, including conditions with respect to litigation and certain governmental actions.

    STATE TAKEOVER STATUTES

    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested director became an interested stockholder. Neither Parent nor Purchaser is an interested stockholder and the Company Board has approved both the Offer and the Merger. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

    In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has indicated in recent decisions that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

    A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

    In EDGAR V. MITE CORPORATION, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

    Based on information supplied by the Company, Parent and Purchaser do not believe that any state takeover statutes (other than Section 203 of the DGCL) purport to apply to the Offer or the Merger. Neither Parent nor Purchaser has currently complied with any other state takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any other state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any other state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Parent and Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

20. FEES AND EXPENSES

    Merrill Lynch is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Ocean Group in connection with the Offer. Ocean Group has agreed to pay Merrill Lynch fees in the aggregate amount of $2.0 million for such services, $300,000 of which became payable upon execution of the Merger Agreement. Ocean Group has agreed to pay the remaining amount upon consummation of the Offer. Parent and Purchaser have also agreed to reimburse Merrill Lynch for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. Parent has retained Georgeson Shareholder Communications Inc. to act as the Information Agent and BankBoston, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. Parent has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Parent will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent and the Dealer Manager). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Parent for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

21. MISCELLANEOUS

    Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    Except for the Depositary's authorization to enter into agreements or arrangements with the Book-Entry Transfer Facility, no person has been authorized to give any information or to make any representation on behalf of Ocean Group, Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by Ocean Group, Parent or Purchaser. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Company, Ocean Group, Parent or Purchaser since the date as of which information is furnished or the date of this Offer to Purchase.

    Ocean Group, Parent or Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-l, together with exhibits, pursuant to Rule 14-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

MSAS ACQUISITION CORPORATION

July 29, 1999

                                   SCHEDULE I

              DIRECTORS AND EXECUTIVE OFFICERS OF OCEAN GROUP PLC, MSAS GLOBAL LOGISTICS INC. AND MSAS ACQUISITION CORPORATION

    The following table sets forth the name, age, business or residence address, citizenship, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Ocean Group. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Ocean Group. Unless otherwise indicated, the principal business address of each director or executive officer is Ocean Group plc, Ocean House, The Ring, Bracknell, Berkshire RG12 1AW, United Kingdom.

NAME, AGE, CITIZENSHIP AND            PRESENT OCCUPATION OR                 OTHER MATERIAL POSITIONS
CURRENT BUSINESS ADDRESS              EMPLOYMENT                            HELD DURING THE PAST FIVE YEARS
------------------------------------  ------------------------------------  ------------------------------------
Nigel Sutherland Mervyn Rich, 53      Chairman and Director                 Group Chief Executive--Trafalgar
British citizenship                                                         House plc from 1984 to 1986; Non-
Sutherland Corporate Services                                               Executive Director--Granada Group
7 Lower Sloane Street                                                       plc since 1998; Chairman--Hamptons
London SW1W 8AY                                                             Group Limited since 1997
United Kingdom

John Murray Allan, 50                 Chief Executive                       Non-Executive Director--Wolseley plc
British citizenship                                                         since 1999; Non-Executive Director--
                                                                            Hamleys plc since 1996;
                                                                            Director--BET plc from 1987 to 1994

John Bernard Coghlan, 41              Finance Director                      Director Financial Services of
Irish citizenship                                                           Tomkins plc from 1987 to 1995

David Ellison Riddle, 53              Director; Chief Executive of Marine   None
British citizenship                   & Environmental Services and Cory
Cory Environmental Limited            Environmental Limited
25 Wellington Street
London WC2E 7DA
United Kingdom

Sir John Ralph Sidney Guinness, 63    Non-Executive Director                Chairman--British Nuclear Fuels plc
British citizenship                                                         since 1992
British Nuclear Fuels plc
65 Buckingham Gate
London SW1E 6AP
United Kingdom

Anthony Eric Isaac, 57                Non-Executive Director;               Non-Executive Director--Hogg
British citizenship                   Group Finance Director--              Robinson plc since 1996; Group
The BOC Group plc                     The BOC Group plc                     Finance Director--Arjo Wiggins
Chertsey Road                                                               Appleton plc from 1990 to 1994
Windlesham
Surrey GU20 6HJ
United Kingdom

John Loudon, 63                       Non-Executive Director                Non-Executive Director--XL Capital
Dutch citizenship                                                           Ltd. since 1992; Non-Executive
39 Ovington Street                                                          Director--Heineken NV since 1978;
London SW3 2JA                                                              Non-Executive Director--SHV Holdings
United Kingdom                                                              NV since 1978; Director--Brockbank
                                                                            Group plc since 1999; Non-Executive
                                                                            Director--Hiscox plc from 1997 to
                                                                            1999; Non-Executive Director--Alex
                                                                            Brown & Sons Holdings Ltd. from 1993
                                                                            to 1996; Non-Executive
                                                                            Director--Alex Brown & Sons
                                                                            Investments Ltd. from 1988 to 1996.

    The following table sets forth the name, age, business or residence address, citizenship, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Parent. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Parent. Unless otherwise indicated, the principal business address of each director or executive officer is Parent, 4120 Point Eden Way, Suite 200, Hayward, California 94545.

NAME, AGE, CITIZENSHIP AND            PRESENT OCCUPATION OR                    OTHER MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS              EMPLOYMENT                                 DURING THE PAST FIVE YEARS
------------------------------------  ------------------------------------  ------------------------------------
Michael Peter Fountain, 45            Director, President, Chief Executive  None
British citizenship                   Officer, Chief Operating Officer and
                                      Regional Chief Executive Americas
                                      Pacific Region

Bruce Schiller, 47                    Director and Vice President/General   None
MSAS Global Logistics Inc.            Manager Fashion Logistics and
10205 N.W. 19th Street,               Customs Brokerage
Suite 101
Miami, Florida 33172

Timothy Charles Jones, 35             Director and Vice President Finance   Finance Director--Cory Environmental
British citizenship                   Americas Pacific Region               Limited from 1995 to 1998; Deputy
                                                                            Group Financial Controller--Ocean
                                                                            Group during 1995

Randy Briggs, 39                      Director and Vice President/General   None
                                      Manager United States Region

Ralph R. Arellano III, 55             Vice President Finance                None

    The following table sets forth the name, age, business or residence address, citizenship, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Ocean Group. Unless otherwise indicated, the principal business address of each director or executive officer is c/o Ocean Group plc, Ocean House, The Ring, Bracknell, Berkshire RG12 1AW, United Kingdom.

NAME, AGE, CITIZENSHIP AND            PRESENT OCCUPATION OR                 OTHER MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS              EMPLOYMENT                            DURING THE PAST FIVE YEARS
------------------------------------  ------------------------------------  ------------------------------------
Michael Peter Fountain, 45            Regional Chief Executive Americas     None
British citizenship                   Pacific Region--MSAS Global
                                      Logistics Inc.

Ian Richard Smith, 45                 Group Commercial Director             Managing Director--Monitor Company
British citizenship                                                         from 1985 to 1998

Stuart Anthony Young, 42              Director of Mergers and Acquisitions  Group Financial Controller from 1994
British citizenship                                                         to 1997

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                                     [LOGO]

          BY MAIL:                 BY OVERNIGHT COURIER:                BY HAND:
      BankBoston, N.A.               BankBoston, N.A.             Securities Transfer &
       Attn: Corporate                Attn: Corporate           Reporting Services, Inc.
       Reorganization                 Reorganization             c/o Boston EquiServe LP
        P.O. Box 8029                150 Royall Street        100 Williams Street/Galleria
    Boston, MA 02266-8029            Canton, MA 02021              New York, NY 10038

      BY FACSIMILE TRANSMISSION            CONFIRM RECEIPT OF FACSIMILE
  (FOR ELIGIBLE INSTITUTIONS ONLY):             BY TELEPHONE ONLY:
         (781) 575-2233/2232                      (781) 575-3120

    Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     [LOGO]

                               Wall Street Plaza
                               New York, NY 10005
                Bankers and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064
                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

                             World Financial Center
                             South Tower, 6th Floor
                               New York, NY 10080
                         (212) 236-3790 (Call Collect)